Exhibit 10.12

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of the 29th day of February, 2008, by and among (a) TRACKPOWER, INC., a Wyoming corporation, (the “Assignor”), (b) SOUTHERN TIER ACQUISITION II LLC (“Southern”), a New York limited liability company, and (c) ONEIDA ENTERTAINMENT LLC (“Oneida”), a Delaware limited liability company (Southern and Oneida collectively referred to herein as the “Assignee”), pursuant to an Agreement to Transfer Membership Interest, dated as of February 29, 2008, by and between the Assignor and the Assignee (the "Contract").

WITNESSETH:

WHEREAS, as of the date hereof, Assignor is the owner and holder of 24,532.82 Units, which represents 4.94% of the Membership Interests in the Company; and

WHEREAS, pursuant to the terms of the Contract, Assignor has agreed to sell and assign to Assignee, and Assignee has agreed to purchase from Assignor, all of Assignor’s right, title and interest to all of its Membership Interests in the Company (the “Interest”), all rights held by Assignor under or in respect of the Operating Agreement that relate to the Interest (the “Assigned Rights”), and Assignor’s Consulting Fees (as defined in the Contract), all effective as of the date hereof (the "Effective Date");

NOW, THEREFORE, for valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Assignment.   Assignor hereby assigns, conveys, transfers and sets over unto Assignee all right, title and interest of Assignor in and to the Interest, Assigned Rights and Consulting Fees, effective as of the Effective Date.  The Interest (and the corresponding Assigned Rights and Consulting Fees) shall be assigned to the Assignee as follows: (a) 50% of the Interest (and the corresponding Assigned Rights and Consulting Fees) to be assigned to Southern; and (b) 50% of the Interest (and the corresponding Assigned Rights and Consulting Fees) to be assigned to Oneida.

2.           Acceptance and Assumption.  Each of Oneida and Southern, solely on behalf of itself and not on a joint and several basis, hereby accepts such assignment and agrees with Assignor that, effective as of the Effective Date, such Assignee will (x) assume and pay all liabilities and obligations arising from the ownership of its portion of the Interest that arise on or after the Effective Date and (y) perform all of the terms, covenants and conditions to be performed under the Operating Agreement with respect to its portion of the Interest that arise on or after the Effective Date (collectively, the “Assumed Obligations”).  Notwithstanding the preceding sentence, except for the Assumed Obligations, Assignee is not, directly or indirectly, assuming, and shall not in any way be or become responsible for, any liabilities of Assignor arising under or relating to the Operating Agreement which arise, directly or indirectly, out of (i) events occurring prior to the Effective Date, whether or not such liabilities are known or unknown as of the
Effective Date, (ii) Assignor's transfer of the Interest, the Assigned Rights and the Consulting Fees to Assignee, (iii) the inaccuracy of any representation or the breach of any covenant or agreement made by Assignor in the Contract or in the Operating Agreement, or (iv) any tax liabilities of Assignor, including liability for taxes attributable to income or losses allocated to Assignor on or in respect of any of the Interest.

3.           Adjustments to Units and Percentages.  Upon the execution of this Agreement and after giving effect to the application of the purchase price for the Transferred Property as contemplated by Section 3 of the Contract, the Units and Percentages set forth in Exhibit 3.1 of the Operating Agreement shall be as follows:

(i)	Southern – Units 217,544.91 – Adjusted Percentage 43.80%
(ii)	Oneida – Units 279,162.30 – Adjusted Percentage 56.20%

4.           Acknowledgments.  Assignor hereby agrees and acknowledges that as of the date hereof, Assignor retains no interest in or entitlement to any rights under the Operating Agreement, including but not limited to any rights in or entitlements to (i) allocations of profits and losses under Article 8, and (ii) distributions under Article 9.

5.           Further Assurances.   The parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the reasonable request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be required in order to give effect to the transactions described herein.

6.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party hereto without the prior written consent of the other parties hereto.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any other person.

7.           Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile), and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.  The individuals signing this Agreement on behalf of the parties hereto represent and warrant that they are duly authorized to do so.

8.           Governing Law.   This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York (including for such purpose Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

9.           Contract Controlling. This Agreement is made, executed and delivered pursuant to the Contract, and is subject to all of the terms, provisions and conditions thereof.  To the extent of any conflict between the terms of the Contract and this Agreement, the Contract shall be controlling.  The Assignor and the Assignee expressly acknowledge and agree that the rights and remedies of either party under the Contract shall not be deemed to be enlarged, modified or altered in any way by such execution and acceptance of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers or other persons, as of the date first above written.

ASSIGNOR:

TRACKPOWER, INC.

By:            ___________________________________
Name:John G. Simmonds
Title:Chairman

ASSIGNEE:

SOUTHERN TIER ACQUISITION II LLC

By:            __________________________________
Name:Jeffrey Gural
Title: Manager

ONEIDA ENTERTAINMENT LLC

By:            __________________________________
Name: